Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion as Annex E to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of Revere Bank with and into Sandy Spring Bancorp, Inc.’s wholly owned bank subsidiary, Sandy Spring Bank and to the references to such opinion and our firm’s name in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

November 26, 2019

4 Tower Bridge    200 Barr Harbor Drive    West Conshohocken     PA    19428-2979

phone (610) 832-1212      fax (610) 832-5301      www.boenninginc.com      Member FINRA/SIPC